                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              ANDROS INCORPORATED
                                       AT
                              $18.00 NET PER SHARE
                                       BY

                            ANDROS ACQUISITION INC.

                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                              ANDROS HOLDINGS INC.

                            A CORPORATION FORMED BY
                       GENSTAR CAPITAL PARTNERS II, L.P.
                                ----------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 20, 1996, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS AND (II) ANDROS ACQUISITION INC. HAVING OBTAINED FINANCING PURSUANT TO, OR ON TERMS AND CONDITIONS NO LESS FAVORABLE THAN THOSE CONTAINED IN, THE FINANCING COMMITMENTS (AS DEFINED HEREIN).
                            ------------------------

    THE BOARD OF DIRECTORS OF ANDROS INCORPORATED, AFTER RECEIVING THE RECOMMENDATION IN FAVOR THEREOF (WITH ONE VOTE AGAINST AND ONE ABSTENTION) OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF ANDROS INCORPORATED FORMED TO CONSIDER, AMONG OTHER THINGS, THE OFFER AND THE MERGER, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF ANDROS INCORPORATED, AND RECOMMENDS (WITH ONE VOTE AGAINST AND ONE ABSTENTION) THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of Andros Incorporated should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

    Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            GEORGESON & COMPANY INC.

February 21, 1996

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                         ---------
INTRODUCTION...........................................................................................          3
       1.  Terms of the Offer; Expiration Date.........................................................          4
       2.  Acceptance for Payment and Payment for Shares...............................................          6
       3.  Procedures for Accepting the Offer and Tendering Shares.....................................          7
       4.  Withdrawal Rights...........................................................................          9
       5.  Certain Federal Income Tax Consequences.....................................................         10
       6.  Price Range of Shares; Dividends............................................................         10
       7.  Certain Information Concerning the Company..................................................         11
       8.  Certain Information Concerning Purchaser, Parent, GCP II and GCLLC..........................         13
       9.  Financing of the Offer and the Merger.......................................................         14
      10.  Background of the Offer; Contacts with the Company; the Merger
            Agreement..................................................................................         25
      11.  Purpose of the Offer; Plans for the Company After the Offer and the Merger..................         35
      12.  Dividends and Distributions.................................................................         36
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act
            Registration...............................................................................         37
      14.  Certain Conditions of the Offer.............................................................         38
      15.  Certain Legal Matters and Regulatory Approvals..............................................         39
      16.  Fees and Expenses...........................................................................         41
      17.  Miscellaneous...............................................................................         41

Schedule I.  Directors and Executive Officers of Parent, Purchaser and GCLLC...........................        I-1

To the Holders of Common Stock of
 Andros Incorporated:

                                  INTRODUCTION

    Andros Acquisition Inc., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a direct wholly owned subsidiary of Andros Holdings Inc., a corporation organized and existing under the laws of the State of Delaware ("Parent") and formed at the direction of Genstar Capital Partners II, L.P. ("GCP II"), a Delaware limited partnership, the sole general partner of which is Genstar Capital LLC ("GCLLC"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Andros Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $18.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Chemical Mellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD"), AFTER RECEIVING THE RECOMMENDATION IN FAVOR THEREOF (WITH ONE VOTE AGAINST AND ONE ABSTENTION) OF THE SPECIAL COMMITTEE OF THE BOARD (THE "SPECIAL COMMITTEE") FORMED TO CONSIDER, AMONG OTHER THINGS, THE OFFER AND THE MERGER, HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS (WITH ONE VOTE AGAINST AND ONE ABSTENTION) THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the Board its written opinion that the consideration to be received by the stockholders of the Company pursuant to each of the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of the opinion of DLJ, which sets forth the assumptions made, matters considered and limitations on the review undertaken by DLJ, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) PURCHASER HAVING OBTAINED FINANCING PURSUANT TO, OR ON TERMS AND CONDITIONS NO LESS FAVORABLE THAN THOSE CONTAINED IN, THE FINANCING COMMITMENTS (AS DEFINED BELOW) (THE "FINANCING CONDITION"). SEE SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 14, 1996 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as promptly as practicable after the expiration of the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "GCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a direct wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than

Shares held in the treasury of the Company or owned by Purchaser, Parent or the Company or any direct or indirect wholly owned subsidiary of Purchaser, Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under the GCL) will be converted into the right to receive $18.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage that the number of Shares owned by Purchaser, Parent and any direct or indirect wholly owned subsidiary of Parent (including Shares purchased in the Offer) bears to the total number of Shares outstanding, and to effect the foregoing the Company shall upon request by Purchaser, at the Company's election, either increase the number of directors comprising the Board or seek and accept resignations of incumbent directors.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 10. Under the Company's certificate of incorporation and the GCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

    Under the GCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the GCL, a significantly longer period of time will be required to effect the Merger. See Section 11.

    The Company has advised Purchaser that as of January 31, 1996, (i) 4,628,054 Shares were issued and outstanding, (ii) no shares were held in the treasury of the Company, (iii) 671,021 Shares were reserved for future issuance pursuant to outstanding stock options (the "Options") granted pursuant to the Company's stock option plans, and (iv) 16,430 Shares were reserved for issuance under the Company's employee stock purchase plan. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 2,649,538 Shares.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, March 20, 1996, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger

Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

    Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

    Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, Purchaser will not amend or modify the terms of the Offer to reduce the cash price to be paid pursuant to the Offer, reduce the number of Shares as to which the Offer is made, change the form of consideration to be paid in the Offer, modify or waive the Minimum Condition, or impose conditions to its obligation to accept for payment or pay for the Shares in addition to those set forth in Section 14. Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

    Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the latest to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY
MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

        (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("NNM") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after February 14,
1996). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

    4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 20, 1996. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held such Shares for more than one year.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NNM. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NNM as reported by the Dow Jones News Service.

                                                                               HIGH        LOW
                                                                             --------    --------
1993
----------------------------------------------------------------------------
First Quarter............................................................... $ 19 1/4    $ 12
Second Quarter..............................................................   17 3/4      13 1/4
Third Quarter...............................................................   17          13 1/2
Fourth Quarter..............................................................   16 3/4      13


1994
----------------------------------------------------------------------------
First Quarter............................................................... $ 21 1/4    $ 15
Second Quarter..............................................................   19 3/4      13 1/2
Third Quarter...............................................................   18 1/4      15 1/4
Fourth Quarter..............................................................   18 1/4      14 3/4

1995
----------------------------------------------------------------------------
First Quarter............................................................... $ 18        $ 15
Second Quarter..............................................................   18 3/4      14 3/4
Third Quarter...............................................................   19 1/2      15 3/4
Fourth Quarter..............................................................   18 1/4      15

1996
----------------------------------------------------------------------------
First Quarter (through February 20, 1996)...................................   18 1/4      12 3/4

    Although there is no legal restriction on the payment of dividends by the Company, historically the Company has never declared or paid dividends.

    On February 14, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NNM was $15 1/2. On February 20, 1996, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NNM was $17 3/4.

    STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    7. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

    GENERAL. The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 2332 Fourth Street, Berkeley, California 94710-2402. The Company designs and manufactures non-dispersive infrared gas analyzers for sale to original equipment manufacturers of automotive diagnostic equipment and medical monitoring devices, and portable spectrum analysis instrumentation designed to detect and measure selected elements in a material in its natural location and condition using x-ray fluorescence technology.

    FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1995 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended October 29, 1995, (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                              ANDROS INCORPORATED
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEAR ENDED              THREE MONTHS ENDED
                                                           JULY 30/31/25,                  OCTOBER 29/30,
                                                -------------------------------------  -----------------------
                                                   1995         1994         1993         1995        1994
                                                -----------  -----------  -----------  ----------  -----------
Income Statement Data:
Sales.........................................  $  42,753.4  $  57,741.7  $  39,723.5  $  9,220.7  $  11,847.2
Cost of Sales.................................     25,427.7     33,790.2     22,547.7     5,983.4      6,711.7
                                                -----------  -----------  -----------  ----------  -----------
Gross Profit..................................     17,325.7     23,951.5     17,175.8     3,237.3      5,135.5
                                                -----------  -----------  -----------  ----------  -----------
Expenses and Other Income:
Research and Development......................      5,100.9      4,297.3      3,528.5     1,311.9      1,285.3
Marketing, general and administrative.........     10,201.8      8,765.8      5,580.7     1,311.9      1,285.3
Interest and other income.....................     (1,354.9)    (1,040.3)      (898.0)     (290.5)     (3401.7)
                                                -----------  -----------  -----------  ----------  -----------
Total.........................................     13,947.8     12,022.8      8,211.2       3,000      3,391.4
                                                -----------  -----------  -----------  ----------  -----------
Income before income taxes....................      3,377.9     11,928.7      8,964.6       237.3      1,744.1
Income tax provision..........................        512.4      3,909.7      3,092.8        75.9        558.2
                                                -----------  -----------  -----------  ----------  -----------
Net Income....................................      2,865.5      8,019.0      5,871.8       161.4      1,185.9
                                                -----------  -----------  -----------  ----------  -----------
                                                -----------  -----------  -----------  ----------  -----------
Net income per common and common equivalent
 share........................................  $      0.59  $      1.67  $      1.25  $     0.03  $      0.25
Average oustanding shares and outstanding
 share equivalents............................      4,820.9      4,797.9      4,698.6     4,875.7      4,827.6

                                                                  AT JULY 30/31            AT OCTOBER 29/30
                                                             ------------------------  ------------------------
                                                                1995         1994         1995         1994
                                                             -----------  -----------  -----------  -----------
Balance Sheet Data:
  Total Current Assets.....................................  $  51,856.0  $  45,071.6  $  52,675.9  $  51,856.0
  Total Assets.............................................     63,870.5     58,097.5     64,584.2     63,870.5
  Total Current Liabilities................................      5,122.4      2,808.1      5,253.4      5,122.4
  Total Liabilities........................................      5,502.3      3,322.3      5,633.3      5,502.3
  Total Shareholders' Equity...............................     58,368.2     54,775.2     58,950.9     58,368.2
  Total Liabilities and Equity.............................     63,870.5     58,097.5     64,584.2     63,870.5

    CERTAIN COMPANY  PROJECTIONS.   In connection  with Parent's  review of  the
Company and in the course of the negotiations between the Company and Parent described in Section 10 which led to the execution of the Merger Agreement, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available. The projections were prepared by the management of the Company for the fiscal years ending July 31, 1996, 1997, 1998, 1999 and 2000 based on assumptions as of January 1996, and projected total revenues of $45.0 million, $48.5 million, $63.0 million, $75.1 million and $89.6 million, respectively, and net income of $4.4 million, $6.0 million, $8.0 million, $10.6 million and $13.6 million, respectively.

    THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO PARENT AND PURCHASER BY THE COMPANY. THE COMPANY HAS INFORMED PARENT AND PURCHASER THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED PARENT AND PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT AND PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, PURCHASER OR PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY PARENT OR PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. NONE OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER PURCHASER NOR PARENT HAS RELIED ON THEM AS SUCH.

    EXCHANGE ACT FILINGS. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

    8.  CERTAIN INFORMATION CONCERNING PURCHASER, PARENT, GCP II AND GCLLC.

    PARENT AND PURCHASER. Parent and Purchaser were organized under the laws of the State of Delaware on December 5, 1995, in connection with the Offer, and neither Parent nor Purchaser has carried on any activities other than in connection with the Offer. The principal offices of Parent and Purchaser are located at Metro Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121. Purchaser is a direct wholly owned subsidiary of Parent.

    Parent and Purchaser were formed for the purpose of acquiring the Company. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Parent or Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because each of Parent and Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Parent or Purchaser is available.

    GCP  II  AND GCLLC.   GCLLC  is  a privately-held  investment firm  which is
engaged in the purchase of controlling equity positions in leveraged acquisitions. GCLLC is the general partner of GCP II, which is an investment fund formed in 1995 having as its principal purpose making investments in the equity of leveraged buyouts structured by GCLLC. GCP II's investment in Parent will be its first investment. The limited partners of GCP II consist primarily of major domestic and international banks, insurance companies, pension funds and other institutional investors. The principal offices of GCP II and GCLLC are located at Metro Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121.

    The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser, Parent and GCLLC and certain other information are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) none of Purchaser, Parent, GCP II, GCLLC nor, to the best knowledge of Purchaser, Parent, GCP II and GCLLC, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Purchaser, Parent, GCP II, GCLLC or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent, GCP II, GCLLC nor, to the best knowledge of Purchaser, Parent, GCP II and GCLLC, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent, GCP II, GCLLC nor, to the best knowledge of Purchaser, Parent, GCP II and GCLLC, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1993, neither Purchaser, Parent, GCP II nor GCLLC nor, to the best knowledge of Purchaser, Parent, GCP II and GCLLC, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1993, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, GCP II or GCLLC or any of their respective subsidiaries or, to the best knowledge of Purchaser, Parent, GCP II and GCLLC, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    9.   FINANCING OF  THE OFFER  AND THE  MERGER.   The total  amount of  funds
required by Purchaser to consummate the Offer and the Merger and to pay fees and expenses related thereto is estimated to be approximately $94.8 million.

    Parent and Purchaser expect to obtain the funds required to purchase all of the Shares to be purchased pursuant to the Offer (approximately $83.3 million) and to pay certain fees related to the Offer (approximately $3.8 million) from
(i) the proceeds of the sale of shares of common stock, par value $.01 per share, of Parent (the "Parent Common Stock") to GCP II for an aggregate of approximately $17.0 million, (ii) the proceeds of loans from the Banks (as defined below) to Purchaser pursuant to a senior term loan facility (the "Tender Offer Facility") in an aggregate amount of approximately $41.7 million, (iii) the proceeds of the sale of senior subordinated notes of Purchaser (the "Notes") to certain investors for an aggregate of approximately $15.0 million and (iv) approximately $13.4 million of Company cash on hand.

    Parent and Purchaser expect to obtain the funds required to cash-out the Options (other than the Options rolled over by certain members of the Company's management) pursuant to the Merger (approximately $4.3 million), to repay indebtedness of the Surviving Corporation under the Tender Offer Facility (approximately $41.7 million), and to pay certain other fees and expenses related to the Offer and the Merger (approximately $3.4 million) from (i) the proceeds of loans from the Banks to the Surviving Corporation pursuant to a senior term loan facility (the "Term Loan Facility") and a revolving credit facility (the "Revolving Credit Facility") (collectively, the "Permanent Facilities" and, together with the Tender Offer Facility, the "Bank Facilities") in an aggregate amount of approximately $34.8 million and (ii) approximately $14.6 million of Company cash on hand.

    Parent and Purchaser have received firm commitments (the "Bank Commitments") from Banque Paribas ("Paribas", and as administrative agent thereunder, the "Agent") and The Bank of Nova Scotia (together with Paribas and such other banks, financial institutions and accredited investors which from time to time shall be party to the Credit Documents, the "Banks") to provide the Bank Facilities. Parent and Purchaser have also received a firm commitment (the "Note Purchase Commitment" and, together with the Bank Commitments, the "Financing Commitments") from London Pacific International Limited ("LPIL") to purchase the Notes. Parent has also received a firm commitment from GCP II pursuant to which GCP II has committed to purchase Parent Common Stock in an aggregate amount of $17.0 million.

    Set forth below are summary descriptions of the Financing Commitments. Such descriptions are qualified in their entirety by reference to the Financing Commitments which have been filed as exhibits to the Schedule 14D-1, and may be inspected and copied in the same place and manner described in Section 7 (except that they will not be available at the regional offices of the Commission).

    SENIOR DEBT FINANCING. Pursuant to the Bank Commitments, the Banks have committed to provide Purchaser up to $50.0 million under the Tender Offer Facility, up to $27.0 million under the Term Loan Facility and up to $15.0 million under the Revolving Credit Facility. The Bank Commitments are subject to the negotiation, execution and delivery by Purchaser, Parent and the Banks of definitive credit agreements and related documents with respect to the Bank Facilities satisfactory to the Banks (collectively, the "Credit Documents").

    The Tender Offer Facility will consist of a term loan of up to $50.0 million. The Banks' Tender Offer Facility commitment will terminate immediately upon consummation of the Offer. The Tender Offer Facility will in no event be available unless the Offer has been consummated on or prior to April 15, 1996. Funds will be available under the Tender Offer Facility only to the extent needed after utilizing all proceeds received by Purchaser as a result of the capital contributions described below under "Equity Commitment; Stockholders' Agreement" and the proceeds of the Notes described below under "Subordinated Debt Financing", and may only be used (i) to pay the consideration for the Shares pursuant to the Offer in an aggregate maximum amount of approximately $83.3 million and (ii) to pay fees in connection with the Offer and the Merger and the related financings and to pre-fund interest payments on the Tender Offer Facility in an aggregate maximum amount of $6.0 million and to pay reasonable expenses in connection therewith.

    The Tender Offer Facility will have a final maturity date of the earlier  of
(i) 120 days following the date of the first purchase of Shares pursuant to the Offer (the "Closing Date") and (ii) the consummation of the Merger. The Tender Offer Facility will be guaranteed by Parent and the Company. All extensions of credit to Purchaser under the Tender Offer Facility will be secured by a pledge of 100% of the stock of the Company acquired by Purchaser in the Offer, as well as a negative pledge on all assets of Purchaser and its subsidiaries (subject to certain exceptions), and a pledge of $28.0 million in cash by the Company. The guaranty of Parent will be secured by a pledge of the stock of Purchaser. All amounts outstanding under the Tender Offer Facility will bear interest at the "Base Rate" (which rate will have the meaning customary and appropriate for financings of this type) plus 1.75% per annum. After the occurrence and during the continuation of an event of default, interest will accrue at a rate equal to the Base Rate plus 3.75% per annum and will be payable upon demand. Interest payments will be due 90 days after the Closing Date, at maturity and upon prepayment, will be payable in arrears and computed on the basis of a 365-day year. The Tender Offer Facility may be prepaid in whole or in part without premium or penalty upon at least one business day's notice. Purchaser must prepay loans under the Tender Offer Facility in an amount equal to 100% of the proceeds of the sale or other disposition of any of the Shares, payable no later than the first business day following the date of receipt.

    In the event that Purchaser purchases not less than 90% of the outstanding Shares in the Offer and all conditions to the making of the loans under the Permanent Facilities have been satisfied (other than the prior making of the loan under the Tender Offer Facility), Parent and the Company will be required to cause the merger of Purchaser and the Company pursuant to Section 253 of the GCL and the Merger Agreement to occur prior to or concurrently with the payment for the Shares purchased in the Offer and Purchaser will be required to elect to borrow amounts sufficient to pay all consideration due in the Merger under the Permanent Facilities (rather than the Tender Offer Facility).

    The Term Loan Facility will consist of a term loan of $27.0 million. The Banks' Term Loan Facility commitment will terminate immediately upon consummation of the Merger. The Term Loan Facility will in no event be available unless the Offer has been consummated on or prior to April 15, 1996. The Term Loan Facility will have a final maturity date of five years after the Closing Date. Quarterly amortization will be required under the Term Loan Facility, commencing June 30, 1996. The Revolving Credit Facility will mature five years after the Closing Date and be in an original principal amount of up to $15.0 million. Letters of credit may be issued under the Revolving Credit Facility up to an aggregate face amount of $3.0 million at any time outstanding.

    The proceeds of the Term Loan Facility, up to $7.8 million of the Revolving Credit Facility and cash in the Cash Accounts (as defined below) will be used
(i) to refinance the Tender Offer Facility in its entirety; (ii) to pay the purchase price of any Shares not purchased in the Offer; (iii) to cash out up to 573,000 outstanding options to purchase Common Stock; and (iv) to pay fees in connection with the Offer and the Merger and the related financings in an aggregate maximum amount of $6.0 million and to pay reasonable expenses in connection therewith. The Revolving Credit Facility will also be available to provide for the working capital requirements and general corporate purposes of the Company and its subsidiaries and to provide a portion of the purchase price of acquisitions of similar or related businesses; provided that, in addition to certain other limitations to be contained in the Credit Documents, (x) not more than $5.0 million may be borrowed under the Revolving Credit Facility for any single such acquisition and not more than $10.0 million may be so borrowed for all acquisitions in any calendar year and (y) the purchase price of any business so acquired shall not exceed four times the PRO FORMA EBITDA of such business for the most recent fiscal year of such business.

    The Permanent Facilities will be guaranteed by Parent and all domestic subsidiaries of the Surviving Corporation. All extensions of credit to the Surviving Corporation under, and all guaranties of the subsidiaries of the Surviving Corporation in connection with, the Permanent Facilities will be secured by all existing and after-acquired personal property of the Surviving Corporation and the subsidiary guarantors, including 100% of the stock of all domestic subsidiaries of the Surviving Corporation and 66% of the stock of all foreign subsidiaries of the Surviving Corporation and the assignment of all material contracts and patents. The Permanent Facilities will also be secured by first priority liens on all existing and after-acquired real property fee and leasehold interests of the Surviving Corporation and the subsidiary guarantors (subject to certain exceptions). To effect such liens securing the Permanent Facilities, the Surviving Corporation and the subsidiary guarantors will be required to execute and deliver to the Agent all security agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all such property of the Surviving Corporation and the subsidiary guarantors (subject to certain customary permitted liens). In addition, the Permanent Facilities will be secured by a negative pledge on all assets of the Surviving Corporation and its subsidiaries (subject to certain exceptions). The guaranty of Parent will be secured by a pledge of the stock of the Surviving Corporation.

    All amounts outstanding under the Permanent Facilities will bear interest, at the Surviving Corporation's option, (i) at the Base Rate plus the Applicable Base Rate Margin (as defined below) per annum or (ii) at the "reserve adjusted LIBOR" (which rate will have the meaning customary and appropriate for financings of this type) plus the Applicable LIBOR Margin (as defined below) per annum. Until the first anniversary of the Closing Date, the Applicable LIBOR Margin will be 3.00% and the Applicable Base Rate Margin will be 1.75%. Thereafter, the applicable margin will be determined on the basis of the ratio of senior debt to EBITDA (calculated on a rolling four quarter basis net of management fees paid and certain restructuring charges incurred in connection with the Offer and the Merger not exceeding $500,000) as follows: (i) for a senior debt/EBITDA ratio of greater than 2.50 the Applicable LIBOR Margin will be 3.00% and the Applicable Base Rate Margin will be 1.75%; (ii) for a senior debt/EBITDA ratio of greater than 2.00 but less than or equal to 2.50 the Applicable LIBOR Margin will be 2.50% and the Applicable Base Rate Margin will be 1.25%; and (iii) for a senior debt/ EBITDA ratio of less than or equal to
2.00 the Applicable LIBOR Margin will be 2.00% and the Applicable Base Rate Margin will be 0.75%. After the occurrence and during the continuation of a payment event of default, interest will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum and shall be payable on demand.

    Interest payments under the Permanent Facilities will be payable quarterly for Base Rate loans and on the last day of selected interest periods (which will be one, two, three and six months) for LIBOR loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 365-day year in the case of Base Rate loans and a 360-day year in the case of LIBOR loans.

    The Surviving Corporation will be required to obtain, within 90 days after the Closing Date, interest rate protection pursuant to interest rate caps or other similar arrangements satisfactory to the Agent, against increases in interest rates (above a per annum rate to be specified by the Agent) with respect to a notional amount equal to not less than 50% of the aggregate amount of the Term Loan Facility, such arrangements to remain in effect for a period of not less than three years after the Closing Date.

    Availability of loans under the Revolving Credit Facility will be subject to a borrowing base equal to the sum of (i) 70% of eligible accounts receivable, including a sublimit for foreign accounts receivable, and (ii) 50% of eligible inventories; provided, however, that advances against inventories may not exceed $7.0 million.

    The letter of credit fee will be a percentage equal to the applicable margin for LIBOR loans under the Revolving Credit Facility, which will be shared by all of the Banks, and an additional 0.25% per annum, which will be retained by the Bank issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit.

    Commitment fees equal to 0.50% per annum times the daily average unused portion of the Revolving Credit Facility will accrue from the consummation of the Merger and will be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility.

    The Permanent Facilities may be prepaid in whole or in part without premium or penalty (LIBOR loans prepayable only on the last days of related interest periods) upon at least three business days' notice. The Bank's commitments may be reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility will be applied on a pro rata basis to all remaining scheduled installments thereof.

    The Surviving Corporation must prepay the loans and/or the commitments under the Revolving Credit Facility will be reduced (subject to certain basket amounts to be agreed upon) by (i) 100% of the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Surviving

Corporation or any of its subsidiaries, other than (x) net cash proceeds of sales or other dispositions of inventory in the ordinary course of business, (y) proceeds from sales of assets used to purchase equivalent or improved assets with six months of such sales, and (z) a $100,000 basket, in each case payable no later than the first business day following the date of receipt (prepayment amounts to be applied on a pro rata basis to all remaining scheduled installments); (ii) 100% of the net cash proceeds received under any casualty insurance maintained by Parent or any of its subsidiaries, other than (x) proceeds not exceeding $5,000,000 in the aggregate applied to rebuild or replace assets damaged or destroyed and (y) a $100,000 basket, or as a result of the taking of any assets of Parent or any of its subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable no later than the first business day following the date of receipt (prepayment amounts to be applied to the remaining scheduled installments in the inverse order of maturity); (iii) 100% of the net cash proceeds received from the issuance of equity securities of Parent or any of its subsidiaries (other than proceeds received upon the exercise of employee stock options), in each case payable no later than the first business day following the date of receipt (prepayment amounts to be applied to the remaining scheduled installments in the inverse order of maturity); (iv) 100% of the net cash proceeds received from certain issuances of debt securities by Parent or any of its subsidiaries, in each case payable no later than the first business day following the date of receipt (prepayment amounts to be applied to the remaining scheduled installments in the inverse order of maturity); and (v) 65% of "Excess Cash Flow" (to be defined) for each fiscal year until such time as a total of $6.0 million from such Excess Cash Flow sweep has been repaid and 50% of Excess Cash Flow for each fiscal year thereafter, in each case payable within 120 days after the end of the applicable fiscal year (prepayment amounts during the period in which 65% of Excess Cash Flow is prepaid to be applied to the remaining scheduled installments in the inverse order of maturity and prepayment amounts during the period in which 50% of Excess Cash Flow is prepaid to be applied on a pro rata basis to all remaining scheduled installments). All such amounts will be applied first to the prepayment of the Term Loan Facility and thereafter to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder and all such mandatory prepayments of the Term Loan Facility will be applied as indicated above.

    The obligations of the Banks to fund the Tender Offer Facility will be subject to the satisfaction or waiver of certain conditions, including, in addition to conditions customary for these types of facilities, that (i) the Credit Documents shall be prepared by counsel to the Banks and shall be in form and substance satisfactory to the Banks; (ii) the definitive documentation relating to the Offer and the Merger (the "Definitive Acquisition Documents") shall be in form and substance satisfactory to the Banks, and the Definitive Acquisition Documents shall be in full force and effect; (iii) on or prior to the Closing Date, Parent shall have received not less than $17.0 million in cash common equity contributions from GCP II (the "Equity Contribution") and $400,000 in rollovers of common equity contributions from certain members of management of the Company, in each case on terms and conditions satisfactory to the Agent and the Banks; (iv) on or prior to the Closing Date Purchaser shall have received not less than $15.0 million in gross proceeds from the issuance of the Notes; (v) the proceeds of the Equity Contribution and the proceeds of the issuance of the Notes shall have been used to purchase Shares in the Offer prior to the expenditure of the proceeds of the loan under the Tender Offer Facility;
(vi) Purchaser shall acquire pursuant to the Offer not less than that number of Shares required to fulfill the Minimum Condition, and all other aspects of the Offer shall be consummated pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Banks;
(vii) Purchaser shall cause the Company to pledge and deposit not less than $28.0 million into the Cash Accounts; (viii) after giving effect to the consummation of the Offer, the aggregate consideration for the Shares shall not exceed $83.3 million; (ix) all governmental and third party approvals necessary in connection with the Offer, the financings contemplated thereby and the continuing operations of the business of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Offer or the Merger or the financing thereof;
(x) the Agent shall have received satisfactory evidence that the fees to be incurred in connection with the Offer and the Merger and the related financings will not exceed $6.0 million in the aggregate; (xi) the Agent, for the benefit of the Lenders, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above; (xii) the Agent shall have received an audit of all inventory, accounts receivable, cash controls and accounting procedures of the Company and its subsidiaries, the results of which will be satisfactory to the Agent and the Banks; (xiii) the Banks shall have received (A) audited financial statements of the Company and its subsidiaries for the fiscal years ended July 31, 1993, 1994 and 1995, (B) unaudited financial statements of the Company and its subsidiaries for the fiscal periods most recently ended prior to the Closing Date (including, without limitation, monthly financial statements for any such period of less than three months), (C) a PRO FORMA balance sheet of the Company and its subsidiaries as of the Closing Date after giving effect to the Offer and the Merger and the financings contemplated thereby, and (D) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of the Company and its subsidiaries for the five-year period after the Closing Date, all of the foregoing to be substantially consistent with any financial statements for the same periods delivered to the Agent prior to the date of the Bank Commitments and, in the case of any such projections for subsequent periods, substantially consistent with any projected financial results for such periods delivered to the Banks prior to the date of such commitments; (xiv) since July 31, 1995, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole; (xv) the Agent and the Banks shall have received an opinion from an independent valuation consultant or appraiser satisfactory to the Agent and the Banks and a certificate of the chief financial officer of the Company, in each case in form and substance satisfactory to the Agent and the Banks, supporting the conclusions that, after giving effect to the Offer and the Merger and the related transactions contemplated thereby, neither Parent nor the Company will be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature; (xvi) the management fees to be paid by Company to Parent or any of its affiliates shall be subordinated to the loans under the Bank Facilities on terms satisfactory to the Agent and the Banks and shall not exceed $450,000 during any year, and for the first three years such fees shall be payable solely from that portion of Excess Cash Flow not required to be used to prepay such loans; and (xvii) all documents required to be delivered under the Credit Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

    The obligations of the Banks to initially fund the Permanent Facilities will be subject to the satisfaction or waiver of certain conditions, including, in addition to conditions customary for these types of facilities, that (i) the Merger shall have been consummated pursuant to the Definitive Acquisition Documents (including, if so elected, the consummation of the Merger pursuant to
Section 253 of the GCL), no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Banks; upon consummation of the Merger, all of the shares of Company shall be owned by Parent, and Parent shall be controlled, directly or indirectly, by GCP II; (ii) concurrently with the making of the loans under the Permanent Facilities, the Tender Offer Facility shall be repaid in full; (iii) after giving effect to the consummation of the Offer and the Merger and the purchase of the outstanding options held by certain members of management of the Company, the aggregate consideration for the Shares and the options (the "Acquisition Consideration") shall not exceed $87.6 million; (iv) the Company shall have used cash on deposit in the Cash Accounts to refinance the Tender Offer Facility and to pay the Acquisition Consideration; (v) all governmental and third party approvals necessary in connection with the Merger, the financings contemplated thereby and the continuing operations of the business of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which
would  restrain,  prevent  or  otherwise   impose  adverse  conditions  on   the

Offer or the Merger or the financing thereof; (vi) the Agent shall have received satisfactory evidence that the fees incurred in connection with the Offer and the Merger and the related financings will not exceed $6.0 million in the aggregate; (vii) the Agent, for the benefit of the Banks, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above; (viii) since July 31, 1995, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole; (ix) the Banks shall have received (x) unaudited financial statements of the Company and its subsidiaries for the fiscal periods subsequent to those for which financial statements were delivered on or before the Closing Date (including, without limitation, monthly financial statements for any such period of less than three months) and (y) a PRO FORMA balance sheet of Company and its subsidiaries as of the date of the consummation of the Merger after giving effect to the Merger and the financings contemplated thereby; and (x) all documents required to be delivered under the Credit Documents, including customary legal opinions, corporate records, documents from public officials and officers' certificates, shall have been delivered.

    The Credit Documents will include customary and appropriate representations and warranties, including, without limitation, due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Bank Facilities, full disclosure, and the accuracy of all representations and warranties in the Credit Documents.

    The Credit Documents will also include customary and appropriate affirmative and negative covenants, including, without limitation, limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets (other than inventory in the ordinary course of business and assets with a fair market value not to exceed $1,000,000 during any fiscal year), leases, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of the type contemplated, including exceptions and baskets to be agreed upon among the parties thereto. In addition to such customary covenants, Purchaser will covenant that (i) concurrently with the making of any loan under the Tender Offer Facility, Purchaser will cause the Company to pledge cash in an amount of not less than $28.0 million (the "Minimum Deposit Amount") and to deposit such cash in accounts (the "Cash Accounts") maintained with the Banks, or another bank or banks designated by the Banks and acceptable to Purchaser and the Company, and that all funds deposited in the Cash Accounts will be invested solely in approved cash equivalent investments and no withdrawals will be made from the Cash Accounts without the consent of the Banks if such withdrawal would cause the remaining balance on deposit to be less than the Minimum Deposit Amount; (ii) it will comply with, and will cause the Company to comply with, all covenants set forth in the Merger Agreement applicable prior to the consummation of the Merger (including, without limitation, Section 5.1 thereof) and that during the period prior to the consummation of the Merger (x) it will retain the Shares acquired pursuant to the Offer sufficient to fulfill the Minimum Condition and (y) it will not terminate or amend the Definitive Acquisition Documents without the prior written consent of the Banks; and (iii) the financial performance of the Surviving Corporation will meet certain specifications, including, without limitation, a fixed charge ratio, and interest coverage ratio, a senior debt ratio, a total debt ratio, a minimum EBITDA, and limitations on capital expenditures and research and development expenditures.

    The Credit Documents will also include customary and appropriate events of default (subject to customary and appropriate grace periods), including, without limitation, failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and "changes of control" (to be defined).

    Parent and Purchaser have agreed to pay certain fees to the Banks with respect to the Bank Facilities and expect to pay a financing fee equal to 3.0% of the aggregate principal amount of the Tender Offer Facility, or $1.5 million. The Agent will also be paid an annual administrative fee of $50,000. In addition, the Banks will receive a commitment fee equal to 0.50% per annum on the committed undrawn amount of the Bank Facilities commencing to accrue at the date of acceptance of the commitments by Purchaser. In addition, the Banks will receive upon consummation of the Offer warrants (exercisable at a nominal purchase price) to purchase Parent Common Stock ("Warrants") representing 5% of the equity of Parent on a fully diluted basis. The terms and provisions of the Warrants are described more fully below under "Warrants".

    Purchaser has agreed to indemnify the Banks and hold them harmless from all costs, expenses and liabilities of the Banks arising out of or relating to the proposed transactions; provided, however that the Banks will not be indemnified for their gross negligence or wilful misconduct.

    SUBORDINATED DEBT FINANCING. Pursuant to the Note Purchase Commitment, LPIL (LPIL or any affiliate of LPIL or any other investor or investors which purchase Notes pursuant to the Note Purchase Agreement (as defined below) being referred to herein as the "Note Holders") has committed to purchase $15.0 million in aggregate principal amount of Notes.

    The Note Purchase Commitment is subject to the negotiation, execution and delivery by Purchaser, Parent and the Note Holders of a definitive note purchase agreement (the "Note Purchase Agreement") and related documentation. Such commitments will be available from the date the Note Purchase Agreement and related documentation is executed and delivered until May 31, 1996.

    The  proceeds of  the Notes, together  with (i) the  Equity Contribution and
(ii) gross proceeds of not less than $34.5 million under the Bank Facilities will be used (A) to pay the consideration for the Shares pursuant to the Offer in an aggregate maximum amount of approximately $87.6 million; (B) to pay fees and expenses in connection with the Offer and the Merger not to exceed $7.2 million; and (C) for working capital purposes. Parent must contribute the entire amount of the Equity Contributions to Purchaser as equity. The number of Shares acquired pursuant to the Offer must be not less than the Minimum Shares and the per Share price paid for the Shares must not exceed $18.00.

    Purchaser will be required to cause the Company, on or prior to the Closing Date, to deposit in the Cash Account an amount in cash not less than $25.0 million currently in the Company. No withdrawals will be permitted from the Cash Account without the consent of the Note Holders if such withdrawal would cause the remaining balance on deposit to be less than $25.0 million. Parent and all domestic subsidiaries of the Surviving Corporation will guarantee the obligations of Purchaser under the Note Purchase Agreement.

    Purchaser will be required to pay to LPIL, on the Closing Date, an international arrangement and consulting fee of $1,350,000. In addition, LPIL will receive upon consummation of the Offer Warrants representing 3% of the equity of Parent on a fully diluted basis. The terms and provisions of the Warrants are described more fully below under "Warrants".

    All amounts outstanding under the Notes will bear interest at a rate of 13% per annum. After the occurrence and during the continuation of an event of default, all amounts outstanding under the Notes will bear interest at a rate equal to 15% per annum. Interest will be calculated on the basis of actual days elapsed in a 360-day year. Payments of interest will be due and payable quarterly in arrears on the last day of each calendar quarter. Interest payments will be increased or "grossed up" in an amount equal to any amount Purchaser determines it is required by law to withhold from any interest payment to the Note Holders. If Purchaser is required to increase or gross up an interest payment, Purchaser may elect to prepay without premium the entire principal amount of the Notes plus accrued and unpaid interest thereon.

    Purchaser may, at its option, prepay all or any portion of the outstanding principal amount of the Notes so long as (i) such prepayment is in integral multiples of the lesser of $250,000 and the entire principal amount then outstanding of the Notes and (ii) in connection with such prepayment, Purchaser pays the Prepayment Premium (as defined below). Each such optional prepayment will be applied to reduce the principal amounts payable under the Notes in reverse order in which such amounts are due. Except as described above, if the principal of the Notes is wholly or partially prepaid for any reason, whether voluntarily or involuntarily, prior to March 31, 2001, Purchaser will be required to pay to each Note Holder a "Prepayment Premium" equal to a declining percentage (from the Closing Date until March 31, 1997--5%; from April 1, 1997 until March 31, 1998--4%; from April 1, 1998 until March 31, 1999--3%; from April 1, 1999 until March 31, 2000--2%; from April 1, 2000 until March 31, 2001--1%; and
thereafter--0%) of the principal amount being prepaid.

    Purchaser will be required to repay 1/8 of the original principal amount of the Notes ($1.875 million) at the end of each calendar quarter following the repayment in full of the Term Loan Facility, but commencing no later than June 30, 2003 and no earlier than 90 days after the repayment in full of all amounts outstanding under the Tender Offer Facility. All interest, principal and other amounts owing under the Notes will be due and payable at maturity on March 30, 2005. In addition, all outstanding principal and interest relating to the Notes will be due and payable (together with the Prepayment Premium) within 15 days after either (i) the sale of all or substantially all of Purchaser's assets or
(ii) the closing of any public offering of equity by Purchaser.

    The obligations of the Note Holders to purchase the Notes will be subject to the satisfaction or waiver of certain conditions, including that (i) the
definitive   documentation   evidencing  the   Notes   and  the   Warrants,  and
documentation related thereto, shall be prepared by counsel to Berkeley International Capital Corporation ("Berkeley") and the Note Holders and shall be in form and substance satisfactory to Berkeley and the Note Holders; (ii) the Definitive Acquisition Documents shall be in form and substance satisfactory to Berkeley and the Note Holders and the Definitive Acquisition Documents shall be in effect; in addition, after closing of the Offer, the Note Holders shall be third party beneficiaries of Purchaser's and the Company's obligations to take actions to effect the Merger; (iii) on or prior to the Closing Date, Parent shall have received the Equity Contributions on terms and conditions satisfactory to Berkeley and the Note Holders and caused the entire amount of the Equity Contributions to have been contributed to Purchaser on terms and conditions satisfactory to Berkeley and the Note Holders; there shall not have occurred any waiver, amendment, modification or lapse of any of the terms or conditions of the Equity Contributions without the prior consent of Berkeley and the Note Holders; (iv) on or prior to the Closing Date, Purchaser shall have established a senior debt facility in the amount of $40.0 million and received gross proceeds thereunder sufficient to satisfy Purchaser's obligations pursuant to the Offer; the Senior Debt shall include covenants, defaults, subordination provisions, remedies and other terms and conditions satisfactory to Berkeley and the Note Holders; there shall not have occurred any waiver, amendment or lapse of any of the terms or conditions of the senior debt without the prior consent of Berkeley and the Note Holders; (v) the proceeds of the Equity Contributions and the senior debt shall have been used to purchase Shares pursuant to the Offer prior to the expenditure of the proceeds of the Notes; (vi) Purchaser shall acquire not less than the Minimum Shares pursuant to the Offer, and all other aspects of the Offer shall be consummated pursuant to the Definitive Acquisition Documents, no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect (including, without limitation, amending, supplementing, waiving or modifying any of the terms and conditions set forth in the Definitive Acquisition Documents) without the prior written consent of Berkeley and the Note Holders; the Offer and the financing thereof shall be consummated in compliance with all applicable laws and regulations (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System); (vii) after giving effect to the consummation of the Offer, the aggregate consideration for the Shares shall not exceed $83.3 million; on or prior to the Closing Date, Purchaser shall cause the Company to deposit into the Cash Accounts an amount not less than $25.0 million of the Company's cash; at the time of the Merger, all amounts in the Cash Accounts shall be applied to satisfy the Purchaser's obligation to pay for Shares in the Offer and/or pay down the senior debt; (viii) all governmental and third party approvals necessary in connection with the Offer, the financings contemplated thereby and the continuing operations of the business of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Offer or the Merger or the financing thereof; (ix) Berkeley and the Note Holders shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Offer and the Merger and the related financings thereof will not exceed $7.0 million in the aggregate; (x) Berkeley and the Company shall have received (A) audited financial statements of the Company and its subsidiaries for the fiscal years ended July 31, 1993, 1994 and 1995, (B) unaudited monthly financial statements of the Company and its subsidiaries for each calendar month beginning August 1995 through the Closing Date, (C) a PRO FORMA balance sheet of the Company and its subsidiaries as of the Closing Date after giving effect to the Offer, the Merger and the financings contemplated thereby and (D) projected financial statements (including balance sheets and statements of operations, stockholders' equity and cash flows) of the Company and its subsidiaries for the five year period after the Closing Date, all of the foregoing to be substantially consistent with any financial statements for the same periods delivered to Berkeley and LPIL prior to February 9, 1996 and, in the case of any such projections, substantially consistent with any projected financial results for such periods delivered to Berkeley and LPIL prior to February 9, 1996; (xi) since July 31, 1995, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, conditions (financial or otherwise) or prospects of the Company and its subsidiaries; (xii) Berkeley and the Note Holders shall have received an opinion from an independent valuation consultant or appraiser satisfactory to Berkeley and the Note Holders and a certificate of the chief financial officer of the Company, in each case in form and substance satisfactory to Berkeley and the Note Holders, supporting the conclusions that, after giving effect to the Offer, the Merger and the related transactions contemplated hereby, neither Parent nor the Company will be insolvent or be rendered insolvent by the indebtedness incurred in connection therewith, or be left with unreasonably small capital with which to engage in its businesses, or have incurred debts beyond its ability to pay such debts as they mature; (xiii) Parent, Purchaser and the Company shall have taken all corporate acts necessary to carry out the Offer and Merger; (xiv) GCP II shall have paid to Berkeley an expense deposit in an amount not less than $50,000;
(xv) there shall not be pending or threatened a preliminary or permanent injunction, temporary restraining order or other order, action, proceeding, claim or litigation seeking to restrain, impair, prevent or delay the Offer, the Merger or any of the transactions contemplated under the Note Purchase Commitment or to make any of the foregoing materially more difficult to accomplish; and (xvi) in addition, Note Holders shall not be obligated to purchase the Notes if the Note Holders believe in their good faith discretion that there exists a substantial possibility that the Merger will not occur before May 31, 1996.

    The Note Purchase Commitment provides that the Note Purchase Agreement will contain such covenants, terms and conditions, representations and warranties and events of default with respect to Purchaser, Parent, the Company and its subsidiaries as are customary and appropriate in similar transactions. In addition, Purchaser will covenant that it will comply with and will cause the Company to comply with all covenants set forth in the Merger Agreement applicable prior to the consummation of the Merger and will further covenant that during the period prior to the consummation of the Merger (i) it will not sell, pledge, hypothecate or otherwise encumber any of the Shares purchased pursuant to the Offer and required to fulfill the Minimum Condition except for a pledge of the Shares to the Banks under the Bank Facilities and (ii) it will not terminate or amend the Definitive Acquisition Documents without the prior written consent of the Note Holders.

    The Notes will be unsecured indebtedness of Merger Sub and payment of principal and interest will, on terms and conditions satisfactory to the Note Holders, be subordinated to prior payment in full of all amounts due and payable under the Bank Facilities. The Note Holders will enter into a subordination agreement with the Banks, which agreement will include terms and conditions satisfactory to the Note Holders.

    WARRANTS. In connection with (i) the Banks' advance of funds under the Bank Facilities and (ii) the Note Holders' purchase of the Notes pursuant to the Note Purchase Agreement, Parent will issue to the Banks and the Note Holders Warrants to purchase 5% and 3%, respectively, of the fully diluted common equity of Parent. Warrant holders may exercise at any time by surrendering the certificate representing the Warrants. The holder may elect to reduce the number of shares of Parent Common Stock which would otherwise have been issued in lieu of paying the exercise price. Upon exercise Parent will issue to the holder thereof a certificate representing the shares of Parent Common Stock issued upon exercise of the Warrants. Parent will pay all expenses and taxes imposed by law or any governmental agency attributable to the issuance of the Warrants or issuance of shares of Parent Common Stock upon the exercise of the Warrants. Parent will reserve sufficient shares to issue upon exercise of the Warrants, so long as the Warrants remain outstanding.

    The   Warrants  will  include  such  covenants,  terms  and  conditions  and representations and warranties with respect to Purchaser, Parent, the Company and its subsidiaries as are appropriate and customary in similar transactions.

    In the event that Parent issues or sells shares of Parent Common Stock or issues convertible securities or options entitling the holder to acquire shares of Parent Common Stock (excluding certain options issued to management while the Warrants are outstanding for not more than 10% of the number of shares of Parent Common Stock outstanding on the date that such Warrants are issued) for a consideration per share less than the fair value of such shares of Parent Common Stock, immediately before such issuance the exercise price of the Warrants will be reduced to the lower of (i) the price determined by dividing (A) an amount equal to the sum of (x) the number of shares of Parent Common Stock outstanding immediately prior to such issuance or sale multiplied by the then current exercise price plus (y) the aggregate consideration, if any, received by Parent upon such issuance or sale by (B) the number of shares of Parent Common Stock outstanding immediately after such issuance or sale, and (ii) the price determined by multiplying the current exercise price by a fraction, the numerator of which shall be the sum of (A) the number of shares of Parent Common Stock outstanding immediately prior to such issuance or sale plus (B) the number of shares of Parent Common Stock that the aggregate consideration, if any, received by Parent upon such issuance or sale would purchase at the greater of the initial purchase price or the fair value on the date of such issuance or sale and (ii) the denominator of which shall be the number of shares of Parent Common Stock outstanding immediately after and giving effect to such issuance or sale. Upon each adjustment of the exercise price as described in the preceding sentence, each Warrant outstanding prior to the making of the adjustment in the exercise price shall evidence the right to purchase, at the adjusted exercise price, that number of shares of Parent Common Stock obtained by (i) multiplying the number of shares of Parent Common Stock purchasable upon exercise of a warrant prior to adjustment by the exercise price in effect prior to adjustment, and (ii) dividing the product so obtained by the exercise price in effect after such adjustment of the exercise price.

    The terms of the Warrants will also (i) prohibit Parent from making dividends and distributions in certain circumstances, (ii) prohibit Parent from issuing capital stock of any class which has the right to more than one vote per share or any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding up and (iii) set forth the rights of holders of Warrants upon any corporate reorganization of Parent.

    The Warrants will provide Parent certain call rights and the holders of Warrants certain put rights, including, without limitation, call and put rights in the event of prepayment in full of all amounts outstanding under the Permanent Facilities or the Notes, as the case may be.

    EQUITY COMMITMENT; STOCKHOLDERS' AGREEMENT. Parent has received a firm commitment from GCP II to purchase Parent Common Stock in an aggregate amount of $17.0 million. Parent has committed to make a capital contribution in an aggregate amount of $17.0 million to Purchaser in exchange for Purchaser's issuance of common stock to Parent. It is expected that the holders of Parent Common Stock and Warrants, as well as certain members of management who will acquire options to purchase shares of Parent Common Stock pursuant to the management roll-over agreements described in Section 10, will enter into a stockholders' agreement which will contain, among other things, transfer restrictions on shares of Parent Common Stock, registration rights, rights of first refusal and tag-along and drag-along rights with respect to private sales of Parent Common Stock.

    SOLVENCY. After giving effect to the Merger, in the event that the Company is, as a matter of state or federal law, determined to have been insolvent at the time of the Merger or to have become insolvent as a result of the Merger or to have been left with unreasonably small capital, the transfer of consideration represented by the cash distributed to the Company's stockholders in the Offer or upon consummation of the Merger may be deemed to be a "fraudulent conveyance," or an impermissible dividend or distribution under applicable law and therefore may be subject to claims of certain creditors of the Company or its trustee in bankruptcy in a bankruptcy proceeding. ln the event that such a claim is asserted after the Merger, there is a risk that stockholders who received cash pursuant to the Offer or in the Merger will be ordered by a court to turn over to the Company's creditors or its trustee in bankruptcy all or a portion of the cash received by them. Based on the capital structure of the Surviving Corporation and the terms of the Financing, Parent believes that the Company will not be rendered insolvent or be left with unreasonably small capital at the time of the Merger or as a result of the Merger.

    10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; THE MANAGEMENT ROLL-OVER AGREEMENTS.

BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

    In the period preceding and immediately following the conclusion of the Company's fiscal year ending July 31, 1994, there developed a general view among the members of the Board that, while the Company's financial performance had improved significantly as compared with recent periods, this improvement was generally not reflected in the market price for the Common Stock. There was also a broadly held view among the members of the Board that, because the Company operated in a number of different market sectors, the market did not truly understand the Company and its operations and business plan. Consequently, the members of the Board did not believe that the public market valuation of the Company adequately reflected its financial performance and prospects or that there was a significant likelihood that the market would begin to recognize the true underlying value of the Company at any time in the near future. In response to these factors and after numerous informal discussions among its members, the Board authorized the formation of a Special Committee, consisting of two members of the Board, which was charged with the responsibility of exploring various alternatives to maximize shareholder value. The Special Committee was further empowered to contact potential financial advisors to assist it in the performance of this assignment.

    In September 1994, the Special Committee approached DLJ concerning a possible engagement to consider various strategic and financial alternatives, including a possible sale of the Company. On October 25, 1994, a letter agreement (the "Engagement Letter") was entered into between the Special Committee and DLJ, pursuant to which the Special Committee engaged DLJ to consider and advise it with respect to various strategic and financial alternatives and to evaluate, and as appropriate to render, a "fairness opinion" regarding (i) any proposal which the Company might receive for the acquisition of all or a substantial amount of its business, stock or assets, whether by means of merger, consolidation, or other business combination, tender or exchange offer, public or private purchase of the Company's securities or assets, or otherwise, or (ii) any other similar transaction, including any leveraged buyout, recapitalization, recapitalization involving management or employee stock or stock option plans and incentives, divestiture, sale, or spinoff. At the time DLJ was retained to serve as the Company's financial advisor, the Special Committee also retained special outside counsel to advise it with respect to any strategic or financial proposals that it might be asked to consider.

    Following a presentation in December 1994 by DLJ to the Board regarding various strategic and financial alternatives that the Board might consider, the Board (upon the recommendation of the Special Committee and with one abstention) directed DLJ to begin exploring a possible sale of the Company, among other financial alternatives. Acting on that direction, the Company and DLJ prepared a descriptive memorandum regarding the Company which set forth certain information regarding the Company's operations and its financial performance and prospects. DLJ, on behalf of the Company, contacted numerous corporations and other entities which the Company and DLJ believed might have an interest in purchasing the Company ("Potential Purchasers"), and based upon interest expressed by certain of such Potential Purchasers, distributed to such Potential Purchasers copies of the descriptive memorandum on a confidential basis.

    From time to time thereafter, Potential Purchasers who expressed interest in a transaction were given the opportunity to tour the Company's facilities, talk with management and conduct other due diligence inquiries. The Company, through DLJ, invited such Potential Purchasers to submit proposals regarding an acquisition. The invitation stated that the proposals should include, among other things, the proposed purchase price and form of consideration, as well as a description of sources of financing and evidence of firm lending commitments, if any. No assurances were given that the Company would enter into an agreement with any party, it being the Company's intention to enter into a definitive agreement only on the basis of a proposal which it, in its sole discretion, considered satisfactory.

    From December 1994 until it entered into the Letter of Intent (as defined below) pursuant to which it committed to the Exclusivity Period (each as defined below), the Company entertained proposals from and engaged in discussions with several Potential Purchasers. No definitive agreement was reached with any such Potential Purchaser. Also during this period, the Special Committee was reconstituted to include all of the members of the Board other than Mr. Nelson.

    In the last week of September 1995, DLJ received, on behalf of the Company, two formal acquisition proposals, one of which was a proposal from GCLLC (the "GCLLC Proposal") regarding an acquisition of the Company in a leveraged buy-out transaction for $20.00 per Share. DLJ also received at that time several informal indications of interest from other Potential Purchasers. The GCLLC Proposal set forth a plan pursuant to which an affiliate of GCLLC would commence a tender offer for all of the Shares at $20.00 per Share, payable in cash, subject to certain conditions, to be followed by a merger of such affiliate with and into the Company. The GCLLC Proposal was conditioned upon completion of financing arrangements, execution of a definitive merger agreement and reaching understandings with senior management of the Company as to their future levels of compensation and their equity investments in Parent.

    The Board (upon the recommendation of the Special Committee and with one abstention), with the advice and assistance of its legal and financial advisors, determined that of the acquisition proposals received, the GCLLC Proposal was the most attractive to the Company's stockholders.

    A letter of intent between the Company and GCLLC was signed on September 29, 1995 (the "Letter of Intent"). The Letter of Intent contemplated that the Offer would be made at a price of $20.00 per Share. The Letter of Intent provided that consummation of the proposed transaction was conditioned upon, among other things, satisfactory completion by GCLLC of a due diligence review of the Company and completion of financing arrangements by GCLLC. The Letter of Intent also provided that the Company would not solicit, encourage or negotiate with others concerning any proposal for the sale of the Company until November 14, 1995 (the "Exclusivity Period") and that the Company would reimburse GCLLC for up to $75,000 of GCLLC's expenses in the event that the Company elected not to proceed with the contemplated transactions for any reason.

    Between September 29, 1995 and November 10, 1995, GCLLC and its representatives continued their due diligence investigation of the Company and their efforts to complete their financing arrangements. On November 10, 1995, an amendment to the Letter of Intent was executed pursuant to which

(i) the Offer price was set at $20.25, (ii) certain conditions, including the condition regarding due diligence, were deleted and (iii) the Exclusivity Period was extended until December 21, 1995, by which time the parties contemplated that the Offer would be commenced.

    Between November 10, 1995 and December 21, 1995, GCLLC, its representatives and financing sources continued their due diligence investigations of the Company. On December 21, 1995, another amendment to the Letter of Intent was signed pursuant to which the Exclusivity Period was extended until January 10, 1996 and the Company's obligation to reimburse GCLLC for expenses was deleted.

    On January 8, 1996, certain prospective purchasers of subordinated debt of Purchaser notified GCLLC that they were no longer interested in providing financing to Purchaser in connection with the Offer and the Merger on the terms originally contemplated under their financing proposal. On January 10, 1996, GCLLC informed the Company that, in light of certain developments with respect to the Company, including its deteriorating operating performance and regulatory and market uncertainties with respect to its products, financing for the transactions contemplated by the Offer and the Merger would not be available on the terms and conditions previously contemplated, and that therefore the Offer and the Merger could not be consummated at a price of $20.25.

    At GCLLC's request, the Special Committee convened a meeting on January 13, 1996 to consider a revised proposal from GCLLC. At that meeting GCLLC made an oral presentation of alternatives which it believed addressed the Company's changed circumstances and would be satisfactory to prospective financing sources. On January 23, 1996, GCLLC reiterated in writing its proposal to the Company that the cash tender offer price for all of the Shares be reduced to $18.00 per share. At a meeting of the Board held on January 26, 1996, the Board voted (upon the recommendation of the Special Committee and with one vote against and one abstention) to pursue an agreement with Parent and Purchaser based on an all cash tender offer for all outstanding Shares at a price of $18.00 per Share.

    Between January 26, 1996 and February 14, 1996, the parties completed negotiations of the Merger Agreement and GCLLC completed arrangement of financing. At a meeting on February 5, 1996, the Board, after presentations by the Special Committee's financial and legal advisors and the Company's outside counsel, voted (upon the recommendation of the Special Committee and with one vote against and one abstention) to approve the Merger Agreement presented to it, as well as the Offer and the Merger. On February 14, 1996, Parent, Purchaser and the Company executed the Merger Agreement and the Bank Commitments and the Note Purchase Commitment were signed.

    On February 21, 1996, Purchaser commenced the Offer.

THE MERGER AGREEMENT

    The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the Commission in connection with the Offer. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 7.

    THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days following the initial public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the Financing Condition and certain other conditions that are described in Section 14 hereof. Purchaser has agreed that it shall not amend or modify the terms of the Offer to reduce the cash price to be paid pursuant to the Offer, reduce the number of Shares as to which the Offer is made, change the form of consideration to be paid in the Offer, modify or waive the Minimum Condition, or impose conditions to its obligation to accept for payment or pay for the Shares in addition to those set forth in Section 14 hereof without the prior consent of the Company.

    THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the GCL, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will become a direct wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with the GCL) shall be converted into the right to receive the Merger Consideration.

    Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that the directors and officers of Purchaser immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation. The Merger Agreement further provides that, at the Effective Time the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, will become the certificate of incorporation of the Surviving Corporation; provided, however, that, at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation will be amended to read as follows: "The name of the corporation is Andros Incorporated." The Merger Agreement also provides that the by-laws of Purchaser, as in effect immediately prior to the Effective Time, will become the by-laws of the Surviving Corporation.

    AGREEMENTS OF PARENT, PURCHASER AND THE COMPANY. Pursuant to the Merger Agreement, the Company shall, if required by the GCL in order to consummate the Merger, cause a meeting of its stockholders (the "Stockholders' Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    The Merger Agreement provides that in connection with the Stockholders' Meeting the Company shall promptly prepare and file with the Commission, use all reasonable efforts to have cleared by the Commission and thereafter mail to its stockholders as promptly as practicable a proxy statement and related proxy materials (the "Proxy Statement") with respect to such Stockholders' Meeting. The Company has agreed, subject to the fiduciary duties of the Board as advised by counsel, to include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and to use all reasonable efforts to obtain such approval and adoption. Parent has agreed to cause Purchaser to vote all Shares beneficially owned by it in favor of adoption of the Merger Agreement and the transactions contemplated thereby at the Stockholders' Meeting, if any such meeting shall be required by the GCL, and, if no such meeting shall be required by the GCL, to file a certificate of ownership providing for the Merger as soon as permitted under applicable regulatory requirements and law. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Parent, Purchaser and the Company agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders, in accordance with the GCL.

    Pursuant to the Merger Agreement, the Company has covenanted and agreed that, during the period commencing on the date of the Merger Agreement and continuing until the first date on which designees of Purchaser shall constitute a majority of the Board (the "Cut-Off Date") or until the termination of the Merger Agreement in accordance with its terms, the Company and each of its

Subsidiaries shall conduct its operations in the ordinary and usual course consistent with past practice, and the Company and its Subsidiaries will each endeavor to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, contractors, distributors, licensors, licensees, customers and others having business relationships with it. The Merger Agreement provides that without limiting the generality of the foregoing and except as provided therein, prior to the Cut-Off Date, neither the Company nor any of its Subsidiaries shall directly or indirectly do, or propose to do, any of the following, without the prior written consent of Parent: (a) declare or pay any dividends on or make any other distribution in respect of any of the capital stock of the Company; (b) split, combine or reclassify any of the capital stock of the Company or issue or authorize any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Company or repurchase, redeem or otherwise acquire any shares of the capital stock of the Company; (c) issue, deliver, encumber, sell, or purchase, any shares of the capital stock of the Company or any securities convertible into, or rights, warrants, options or other rights of any kind to acquire, any such shares of capital stock, other convertible securities or any other ownership interest (including, without limitation, any phantom interest) (other than the issuance of Common Stock upon the exercise of outstanding Stock Options); (d) amend or otherwise change its certificate of incorporation or by-laws (or other comparable organizational document); (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (f) sell, lease or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with its past practices; (g) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or any corporation an amount of whose voting securities sufficient to elect at least a majority of its board of directors is owned directly or indirectly by the Company (any such corporation being referred to herein as a "Subsidiary") or guarantee any debt securities of others, other than in the ordinary course of business consistent with past practice; (h) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice;
(i) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole; (j) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (k) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to cash management, the payment of accounts payable and the collection of accounts receivable); (l) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability, or execute or file with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes; (m) amend or modify the warranty policy of the Company or any Subsidiary; (n) pay, discharge, satisfy, settle or compromise any suit, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's consolidated balance sheet dated as of July 30, 1995, as filed by the Company with the SEC in its Annual Report on Form 10-K for its fiscal year ended July 30, 1995, or subsequently incurred in the ordinary course of business and consistent with past practice; or (o) take any action that would result in any of the representations and warranties of the Company set forth in the Merger Agreement becoming untrue in any material respect or in any of the conditions to the Offer or any of the conditions to the Merger set forth in the Merger Agreement not being satisfied.

    The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election of any additional directors pursuant to this sentence) and (ii) the percentage that the number of Shares owned by Purchaser, Parent and any direct or indirect wholly owned subsidiary of Parent (including Shares purchased in the Offer) bears to the total number of Shares outstanding, and to effect the foregoing the Company shall upon request by Purchaser, at the Company's election, either increase the number of directors comprising the Board or seek and accept resignations of incumbent directors. The Merger Agreement also provides that, at such times, the Company will use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage as such individuals represent on the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary and (iii) each committee of each such board.

    The Merger Agreement provides that following the Cut-Off Date and prior to the Effective Time, any amendment of the Merger Agreement or the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any exercise or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who were neither designated by Purchaser, employees of the Company or any of its Subsidiaries nor otherwise affiliated with Purchaser.

    Pursuant to the Merger Agreement, until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the transactions contemplated by the Merger Agreement with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request and Parent and Purchaser have agreed to keep such information confidential, except in certain circumstances.

    The Company has agreed that neither it nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or intentionally encourage (including by way of furnishing nonpublic information or assistance), or take any other action to intentionally facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any investment banker, financial advisor, attorney, accountant or other agent or representative of the Company to take any such action; provided, however, that the foregoing shall not prohibit the Board from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board determines in good faith (after consultation with its financial advisor) that the proposal would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, (B) the Board further determines in good faith after consultation with counsel that the failure to do so would cause the Board to breach its fiduciary duties to the Company or its stockholders under applicable law (any such proposal being referred to herein and in the Merger Agreement as a "Superior Proposal"), and (C) no information is so furnished, and no such discussions or negotiations are held, prior to the execution by the receiving party and the Company of a confidentiality and standstill agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. The Company has further agreed to notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party (except to the extent necessary in connection with the delivery of a Superior Proposal). For purposes of this Offer to Purchase and the Merger Agreement, "Competing Transaction" means any of the following involving the Company: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 25% of the assets of the Company in a single transaction or series of transactions; (iii) any tender offer or exchange offer for more than 25% of the Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, more than 25% of the Shares.

    The Merger Agreement provides that, prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee of the Board administering the Stock Option Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to provide that each option ("Company Options") theretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") outstanding immediately prior to consummation of the Merger, whether or not then exercisable, shall, unless otherwise consented to by Parent in its sole discretion, be exchanged, in whole and not in part, for a cash payment from the Company in an amount (subject to any applicable withholding tax) equal to the product of (i) the excess of $18.00 over the per share exercise price of the Company Option multiplied by (ii) the number of Shares covered by the option immediately prior to the Effective Time.

    The Merger Agreement provides that except as provided therein or as otherwise agreed to by the parties and to the extent permitted by the Stock Option Plans, (i) the Stock Option Plans shall terminate as of the Effective Time and (ii) the Company shall use reasonable efforts to ensure that following the Effective Time no holder of options or any participant in the Stock Option Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

    The Merger Agreement provides that the Company shall take all actions necessary pursuant to the terms of the Company's stock purchase plan (the "Stock Purchase Plan") in order to shorten the offering period under such plan which includes the Effective Time (the "Current Offering"), such that the Current Offering shall terminate at or prior to the Effective Time (the final day of the Current Offering period being referred to as the "Final Purchase Date"). On the Final Purchase Date, the Company shall apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of Common Stock in accordance with the terms of the Stock Purchase Plan. The cost to each participant in the Stock Purchase Plan for shares of Common Stock shall be the lower of 85% of the closing sale price of Common Stock on the NNM on (i) the first day of the Current Offering period and (ii) the last trading day on or prior to the Final Purchase Date.

    The Merger Agreement provides that the Company shall promptly notify Parent, and Parent shall promptly notify the Company of (i) receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Merger Agreement; (iii) receipt of notice that any actions, suits, claims, investigations or proceedings have been commenced or, to the knowledge threatened against, or involving the Company or any of its Subsidiaries, or Parent, as applicable, which, if pending on the date of the Merger Agreement, would have been required to have been disclosed under the terms of the Merger Agreement or which relate to the consummation of the transactions contemplated by the Merger Agreement; (iv) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of it (and, in the case of Parent, of Purchaser) contained in the Merger Agreement to be untrue or inaccurate; and (v) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement.

    The Merger Agreement further provides that the certificate of incorporation and by-laws of the Surviving Corporation shall contain the respective provisions that were set forth, as of the date of the Merger Agreement, in Article Twelfth of the certificate of incorporation and Article 5 of the by-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were entitled to indemnification thereunder, unless such modification shall be required by law.

    The Merger Agreement provides that the Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six years from the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with respect to matters occurring prior to the Effective Time on terms comparable to such existing insurance coverage (including coverage amounts); provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance (which premiums the Company has represented to Parent and Purchaser to be $61,000 in the aggregate) and provided further that if the annual premiums exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

    Parent, Purchaser and the Company have each agreed that it will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Offer and the Merger (including furnishing all information required under the HSR Act) and will take all reasonable actions necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon such other parties in connection with the Offer and the Merger. Parent, Purchaser and the Company have also each agreed that it will take or cause to be taken all reasonable actions necessary to obtain (and will take all reasonable actions necessary to cooperate promptly with the other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any court, administrative agency, commission or other governmental or regulatory authority or instrumentality, domestic or foreign (a "Governmental Entity"), or other third party, required to be obtained or made by any such party in connection with the Offer or the Merger or the taking of any action contemplated thereby or by the Merger Agreement.

    Parent has agreed that it will take all action necessary to cause Purchaser to perform its obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company and Seller as to the conduct of the Company's business and the absence of certain changes or events with respect thereto, financial statements and other documents filed with the Commission, litigation, labor relations and employees, employee benefit plans, taxes and intellectual property.

    CONDITIONS TO THE MERGER. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) if required by the GCL, the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of stockholders of the Company to the extent required by the GCL and the certificate of incorporation of the Company;
(b) no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, nor other legal restriction, restraint or prohibition, preventing the consummation of the Merger shall be in effect; provided however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly practicable any injunction or other order that may be entered; and (c) Purchaser shall have purchased Shares pursuant to the Offer.

    TERMINATION; FEES AND EXPENSES. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent duly authorized by the boards of directors of Parent, Purchaser and the Company; (b) by either Parent or the Company if (i) the Cut-Off Date shall not have occurred on or before May 31, 1996; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available (A) to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial cause of, or resulted in, the failure of the Cut-Off Date to occur on or before such date, or (B) to Parent if it shall fail to designate persons that will constitute a majority of the Board in accordance with the Merger Agreement by May 24, 1996; or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(c) by Parent or the Company if (i) as a result of an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Section 14 hereof the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any Shares pursuant to the Offer, or (ii) Purchaser shall not have accepted for payment any Shares pursuant to the Offer within 100 days following the commencement of the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party the failure of which (or the failure of the affiliates of which) to perform in any material respect any of its material obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty under the Merger Agreement by such party; (d) by Parent if prior to the purchase of Shares pursuant to the Offer, (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement, (ii) the Board or any committee thereof shall have recommended to the stockholders of the Company acceptance of a Competing Transaction, (iii) the Company shall have entered into any definitive agreement with respect to a Competing Transaction, or (iv) the Board or any committee thereof shall have resolved to do any of the foregoing; or (e) by the Company if (i) the Board shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger Agreement or the Merger in order to approve the execution by the Company of a definitive agreement providing for the transactions contemplated by a Superior Proposal or (ii) Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement which breach cannot be or has not been cured 20 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches which are not reasonably likely to affect adversely Parent's or Purchaser's ability to complete the Offer or the Merger.

    In the event of the termination of the Merger Agreement, the Merger Agreement provides that it shall forthwith become void and of no effect with no liability on the part of any party thereto, except for fraud and for willful breach of a material obligation contained therein and except under the provisions of the Merger Agreement related to fees described below and under certain other provisions of the Merger Agreement which survive termination.

    The Merger Agreement provides that in the event that (a) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of a majority of the then outstanding Shares and the Merger Agreement shall have been terminated pursuant to the provisions described in the second preceding paragraph above; (b) any person shall have commenced, publicly proposed or communicated to the Company a Competing Transaction and (i) the Offer shall have remained open for at least 20 business days, (ii) the Minimum Condition shall not have been satisfied, (iii) the Merger Agreement shall have been terminated pursuant to the provisions described in the second preceding paragraph above, and (iv) the Company shall have consummated a Competing Transaction with any person other than Parent or any of its affiliates before or within 12 months after the date of such termination; or (c) the Merger Agreement is terminated
(i) pursuant to the provisions described in clause (d) or (e)(i) of the second preceding paragraph or (ii) pursuant to the provisions described in clause (c) of the second preceding paragraph to the extent that the termination or the failure to accept any Shares for payment as set forth in such clause (c) shall relate to the intentional failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Merger Agreement or the intentional material breach by the Company of any material representation or warranty of it contained in the Merger Agreement; then, in any such event, the Company shall pay Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $3.1 million (the "Fee"), which amount shall be payable in immediately available funds.

THE MANAGEMENT ROLL-OVER AGREEMENTS

    As set forth above, the Merger Agreement provides that, prior to the Effective Time, the Board (or, if appropriate, the Stock Option Committee of the Board of Directors) shall adopt such resolutions or take such other actions as are required so that each Company Option theretofore granted under any Stock Option Plan outstanding immediately prior to the consummation of the Merger, whether or not then exercisable, shall, unless otherwise consented to by Parent in its sole discretion, be exchanged, in whole and not in part, for a cash payment from the Company in an amount (subject to any applicable withholding tax) equal to the product of (i) the excess of $18.00 over the per share exercise price of the Option multiplied by (ii) the number of Shares covered by the Option. In the exercise of this discretion, Parent has requested that all or a portion of the Options held by four of the Company's officers not be cashed out in the foregoing manner, but instead be rolled over and exchanged for options to acquire shares of Parent Common Stock. The four Company officers (the "Roll-Over Officers") who will be permitted to roll over their Options in this manner are (i) Dane Nelson (as to Options to acquire 72,000 shares of Common Stock); Donald Madsen (as to Options to acquire 20,000 shares of Common Stock); William W. Weiss (as to Options to acquire 3,000 shares of Common Stock); and Susan M. Fixmer (as to Options to acquire 3,400 shares of Common Stock). To formalize this arrangement, Parent and the Purchaser have entered into a Management Roll-Over Agreement dated February 14, 1996 with each of the Roll-Over Officers. These agreements further provide that the Roll-Over Officers will, at or prior to the consummation of the Merger, enter into a stockholders' agreement, upon reasonably satisfactory terms, governing the post-Merger exercise of such options to purchase Parent Common Stock and the terms of the Parent Common Stock issuable pursuant to such options. The aggregate value of the Options to be rolled over by the Roll-Over Officers is approximately
$419,000. The foregoing summary description of the Management Roll-Over Agreements is qualified in its entirety by reference to the form of Management Roll-Over Agreement which has been filed as an exhibit to the Schedule 14D-1, and may be inspected and copied in the same place and manner described in
Section 7 (except that they will not be available at the regional offices of the Commission).

    11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

    PURPOSE OF THE OFFER. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

    Under the GCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has approved and adopted (with one vote against and one abstention) the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under the GCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

    In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby if such action is required by the GCL. Parent and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

    Under the GCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. Accordingly, if Purchaser acquires at least 90% of the outstanding Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the GCL, a significantly longer period of time would be required to effect the Merger.

    If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the GCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more, or less than the purchase price per Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP A. HUNT CHEMICAL CORP. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential.

    Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business or the composition of the Board or the Company's management.

    12. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that, during the period commencing on the date of the Merger Agreement and continuing until the Cut-Off Date or until the termination of the Merger Agreement in accordance with its terms, the Company shall not (i) declare or pay any dividends on or make any other distribution in respect of any of the capital stock of the Company, (ii) split, combine or reclassify any of the capital stock of the Company or issue or authorize any other securities in respect of, in lieu of or in substitution for, shares of the capital stock of the Company or repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or (iii) issue, deliver, encumber, sell, or purchase, any shares of the capital stock of the Company or any securities convertible into, or rights, warrants, options or other rights of any kind to acquire, any such shares of capital stock, other convertible securities or any other ownership interest (including, without limitation, any phantom interest) (other than the issuance of Common Stock upon the exercise of outstanding Options). See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

    If, on or after February 14, 1996, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

    13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Parent intends to cause the delisting of the Shares by the NNM following consummation of the Offer.

    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the in the NNM. According to the NNM's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of record holders of Shares should fall below 400 or the record number of holders of round lots of Shares should fall below 300, the number of publicly held Shares should fall below 200,000 or the aggregate market value of publicly held Shares should fall below $1,000,000. If these standards are not met, quotations might continue to be published in the NASDAQ SmallCap Market, Inc., but if the number of record holders of Shares should fall below 300, or if the number of publicly held Shares should fall below 100,000, or there are not at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid, National Association of Securities Dealers, Inc. ("NASD") rules provide that the Shares would no longer qualify for inclusion in the NNM and the NNM would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by any beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for this purpose. The Company has advised Purchaser that, as of January 31, 1996, there were 4,628,054 Shares outstanding, held by approximately 400 holders of record.

    In the event the Shares were no longer eligible for NNM quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

    The Shares are currently "margin securities", as such term is defined under the rules of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NNM reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate the Offer or amend the Offer (subject, in certain circumstances, to the Company's consent) and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) the Financing Condition shall not have been satisfied, or (iv) at any time on or after February 14, 1996, and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist:

        (a) a preliminary or permanent injunction or other order by any federal, state or foreign court which prevents the acceptance for payment of, or payment for, some of or all the Shares shall have been issued and shall remain in effect;

        (b) there shall have been instituted or be pending any action or proceeding by any Governmental Entity (i) challenging the acquisition by Purchaser of Shares or otherwise seeking to restrain, materially delay or prohibit the consummation of the Offer, the Merger or any other transaction contemplated thereby or seeking damages that would make the Offer, the Merger or any other transaction contemplated thereby materially more costly to Parent or Purchaser, (ii) seeking to prohibit or limit materially the ownership or operation by Purchaser or Parent of all or a material portion of the business or assets of the Company and its Subsidiaries, or to compel Purchaser or Parent to dispose of or hold separate all or a material portion of the business or assets of the Company and its Subsidiaries or Purchaser or Parent, as a result of the Offer or the Merger, (iii) seeking to impose or confirm limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all makers properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares;

        (c) there shall have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Offer, the Merger or any other transaction contemplated hereby, Parent, the Company or any affiliate of Parent or the Company by any Governmental Entity, except for the waiting period provisions of the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

        (d) any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company and the Subsidiaries taken as a whole, shall have occurred following February 14, 1996;

        (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NNM, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any extraordinary or material adverse change in the financial markets of the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada, or (v) in the case of any of the foregoing existing on February 14, 1996, a material acceleration or worsening thereof;

        (f) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
    Act) of a majority of the then outstanding Shares has been acquired by any person, other than Parent or any of its affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Competing Transactions or any other acquisition of Shares other than the Offer and the Merger or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

        (g) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement;

        (h) any representation or warranty of the Company in the Merger Agreement that is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case when made and at and as of such time as if made at and as of such time; or

        (i) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of Purchaser and Parent. The foregoing rights of Purchaser shall be available regardless of the circumstances giving rise to any such conditions (including any action or omission to act of Purchaser) and (subject to certain limitations) may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. Any determination by Purchaser will be final and binding upon all parties including tendering stockholders.

    The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

    GENERAL. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see
Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

    STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the GCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On February 5, 1996, prior to the execution of the Merger Agreement, the Board, after receiving the recommendation in favor thereof (with one vote against and one abstention) of the Special Committee, by an affirmative vote (with one vote against and one abstention) at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. In addition, prior to the date of the Merger Agreement, the Company delivered to Parent a copy of resolutions of the Board to the effect that pursuant to Section 203(a)(1) of the GCL the restrictions contained in such Section 203 are inapplicable to the Offer and the Merger and the transactions contemplated by the Merger Agreement, including, without limitation, the pledge of the Shares acquired in the Offer to the financial institutions providing financing therefor, and the transfer of such Shares upon the exercise of remedies under the applicable financing agreements. Accordingly, Section 203 of the GCL is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is not subject to such requirements.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations G, T, U and X (the "Margin Credit Regulations") of the Board of Governors of the Federal Reserve System restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock and any other collateral securing the credit. Under the Margin Credit Regulations, the maximum loan value of the Shares is 50% of their current market value (which is equal to the purchase price of the Shares) and the good faith loan value of the other collateral. Purchaser believes that the financing of the Offer and the Merger will comply with the Margin Credit Regulations.

    16. FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Purchaser and Parent have retained Georgeson & Company Inc., as the Information Agent, and Chemical Mellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid a fee of $10,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

    17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                               Andros Acquisition Inc.

February 21, 1996

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                          PARENT, PURCHASER AND GCLLC

        1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. The current business address of each such person is Metro Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
   NAME AND CITIZENSHIP                            YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------  -----------------------------------------------------------------------------------
Richard D. Paterson;        Director, Chairman and President of Parent and President of Purchaser since
 Canada                      February 12, 1996. Managing director of GCLLC since September 1995. Executive Vice
                             President of Genstar Investment Corporation, Metro Tower, Suite 1170, 950 Tower
                             Lane, Foster City, California 94404-2121, since February 1987. Director of
                             Wolverine Tube, Inc., 1525 Perimeter Parkway, Huntsville, Alabama 35806, from
                             January 1991 to October 1995. Director and Chairman of Prestolite Electric Inc.,
                             2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105, since October 1991.
                             Director and Chairman of Seaspan International Ltd., 10 Pemberton, North
                             Vancouver, British Columbia V7P 2R1, Canada, since October 1994. Director, Genstar
                             Capital Corporation, 40 King Street West, Suite 4900, Toronto, Ontario M5H 4A2,
                             Canada, from November 1988 to August 1995. Director of Gentek Building Products,
                             280 North Park Avenue, Warren, Ohio 44481, since December 1994. Director, Atlantic
                             Industries, Inc., 999 Jenkins Road, Hardeeville, South Carolina 29927, from
                             December 1990 to November 1993. Director of Eurocal Trading, Inc., 3478 Buskirk
                             Avenue, Pleasant Hill, California 94523 from August 1991 to October 1995.
Mark E. Bandeen; Canada     Director of Parent since February 12, 1996. Managing director of GCLLC since
                             September 1995. Senior Vice President of Genstar Investment Corporation, Metro
                             Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121, since July
                             1987. Director of Wolverine Tube, Inc., 1525 Perimeter Parkway, Huntsville,
                             Alabama 35806, from January 1991 to September 1995. Director of Prestolite
                             Electric Inc., 2100 Commonwealth Boulevard, Ann Arbor, Michigan 48105, since
                             October 1991. Director of Seaspan International Ltd., 10 Pemberton, North
                             Vancouver, British Columbia V7P 2R1, Canada, since October 1994. Director, Genstar
                             Capital Corporation, 40 King Street West, Suite 4900, Toronto, Ontario M5H 4A2,
                             Canada, from April 1989 to May 1995. Director of Gentek Building Products, 280
                             North Park Avenue, Warren, Ohio 44481, since December 1994.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
   NAME AND CITIZENSHIP                            YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------  -----------------------------------------------------------------------------------
Daniel J. Boverman; United  Director, Vice President and Secretary of Parent and Purchaser since February 12,
 States                      1996. Principal of GCLLC since September 1995. Vice President of Genstar
                             Investment Corporation, Metro Tower, Suite 1170, 950 Tower Lane, Foster City,
                             California 94404-2121, since April 1989.
Jean-Pierre L. Conte;       Director, Vice President and Treasurer of Parent and Purchaser since February 12,
 United States               1996. Principal of GCLLC since September 1995. Vice President of Genstar
                             Investment Corporation, Metro Tower, Suite 1170, 950 Tower Lane, Foster City,
                             California 94404-2121, since July 1995. Principal of The NTC Group, Inc., 3
                             Pickwick Plaza, Greenwich, Connecticut 06830, from June 1989 to March 1995.
                             Director of TB Wood's Corporation, 440 North First Avenue, Chambersburg,
                             Pennsylvania 17201, since March 1990.

    2. MANAGING DIRECTORS AND PRINCIPALS OF GCLLC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each managing director and principal of GCLLC. The current business address of each such person is Metro Tower, Suite 1170, 950 Tower Lane, Foster City, California 94404-2121.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
   NAME AND CITIZENSHIP                            YEARS AND BUSINESS ADDRESSES THEREOF
--------------------------  -----------------------------------------------------------------------------------
Richard D. Paterson;                                            See above.
 Canada
Mark E. Bandeen;                                                See above.
 Canada
Daniel J. Boverman;                                             See above.
 United States
Jean-Pierre L. Conte;                                           See above.
 United States

                                      I-2